Exhibit 5.1
[Letterhead of Messerli & Kramer P.A.]

June 29, 2016
Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas  78746

 Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Asure Software, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of an additional 1,050,000 shares of common stock (the “Shares”), par value $.01 per share, under the Company’s 2009 Equity Plan (the “2009 Plan”).
We have examined such documents and have reviewed such questions of law as we have considered necessary and relevant for the purpose set forth below.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2009 Plan and any relevant agreements thereunder, the Shares will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ MESSERLI & KRAMER P.A.